Exhibit 10.3

January 28, 2022

Ajay Verma, M.D., Ph.D.

[•••]

Re: Separation from Employment

Dear Ajay:

As we have discussed, your employment with Yumanity Therapeutics, Inc. shall end on January 28, 2022. Please note the following important information with respect to your separation from employment:

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Your separation date is January 28, 2022 (the “Separation Date”).

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Payment of your final wages through the Separation Date will be delivered to you today. Please note that as our paid time off policy is unlimited and without accrual, no form of paid time off is earned or included in your final wages.

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Attached please find the separation agreement that we have discussed. Please feel free to consult with an independent advisor of your own choice regarding the terms of the separation agreement, and to contact us with any questions you may have about it. If you decide to execute the separation agreement, please return one fully executed original to me within twenty one (21) days. After that time, the offer will lapse.

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Also attached please find a pamphlet providing information on applying for unemployment compensation.

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Under separate cover, we will provide you with information and forms relating to your ability to continue your medical benefits pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985 (COBRA).

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We remind you that the obligations set forth in your Employee Confidentiality, Non-Competition, Non-Solicitation, and Intellectual Property Agreement shall remain in effect, provided that Section 2(c) (Non-Competition Restriction) is waived and will not be applied to you. We trust that you will continue to comply with this Agreement, as modified, following the Separation Date.

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You are required to promptly return to Company all of its property presently in your possession, which may include software, hardware, equipment, cell phones, documents, electronic data or files (and any copies thereof).

Please contact me or Devin Smith if you have any questions regarding this process. We wish you well in your future endeavors.

1

Sincerely,

Yumanity Therapeutics, Inc.

/s/ Ellen K. Forest

Ellen K. Forest

Chief Human Resources Officer

Enclosures

cc: Devin Smith

Senior Vice President & General Counsel

2

January 28, 2022

Ajay Verma, M.D., Ph.D.

[•••]

Re: Separation Agreement

Dear Ajay:

The purpose of this letter agreement (the “Agreement”) is to confirm the terms regarding your separation of employment from Yumanity Therapeutics, Inc. (“Company”). As more fully set forth below, Company desires to provide you with severance pay and benefits in exchange for certain agreements by you. You may take up to twenty one (21) days to review and sign this Agreement. This Agreement shall become effective on the eighth (8th) day following the date that you sign it (the “Effective Date”), as provided below.

1. Separation. Your employment with Company shall end effective January 28, 2022 (the “Separation Date”). On the Separation Date, Company shall provide you with payment for your final wages through the Separation Date. Please note that as Company’s paid time off policy is unlimited and without accrual, no paid time off is earned or eligible for inclusion in final wages. From and after the Separation Date, you shall have no authority and shall not represent yourself as an employee or agent of Company.

2. Severance Benefit. In exchange for the mutual covenants set forth in this Agreement, beginning as soon as practicable after the Effective Date, Company agrees to provide you with the following payments and benefits (together, the “Severance Benefit”):

(a) Payments equal to a continuation of your base salary for a period of two (2) months (which shall total a gross amount of $71,666.67, subject to applicable withholdings and deductions), with such payments to be made in approximately equal installments on Company’s regularly scheduled paydays beginning on the first such payday following the Effective Date, and with the first such installment to include any payment amount that otherwise would have been made on a payday occurring between the Separation Date and Effective Date.

(b) In the event that you choose to exercise your right under COBRA to continue your participation in Company’s health insurance plan (which you may do, to the extent permitted by COBRA, regardless of whether you accept this Agreement), Company shall pay its normal employer share of the monthly premium cost for such coverage from the Separation Date through March 31, 2022, to the same extent that such insurance is provided to you.

(c) Payment of a prorated annual bonus for calendar year 2021 in the amount of $108,647.00 (which was calculated by multiplying your base salary by your bonus target of 40%, prorating that amount for the period of your employment during 2021, and applying achievement factors of 80% for your individual component (20% weighting) and 90% for the corporate component (80% weighting)), less standard withholdings and deductions, with such payment to be made in one lump sum on Company’s first regularly-scheduled payday following the Effective Date.

The Severance Benefit is not otherwise due to you under any Company employment agreement, policy or practice, shall not constitute a severance plan, and shall confer no benefit on anyone other than the parties hereto. Except for the specific financial consideration set forth herein, you are not entitled to any other compensation including, without limitation, wages, bonuses, vacation pay, holiday pay or any other form of compensation or benefit.

3. Equity. To the extent applicable, the terms and conditions of Yumanity’s equity incentive plans (the “Plans”) and any award agreements executed by you pursuant thereto (collectively the “Award Agreements”) are expressly incorporated by reference herein and shall survive the signing of this Agreement. Any unvested or outstanding stock options, shares of restricted stock or other equity incentives under the Plans or Award Agreements shall immediately lapse and be forfeited without consideration as of the Separation Date. In accordance with the provisions of your Award Agreements regarding termination of your employment for “Other Reasons,” any vested and exercisable but unexercised stock options shall be exercisable for three months following the Separation Date. Following the Separation Date, you shall not have any right to acquire or vest in any form of equity under the Plans or Award Agreements, and there shall be no acceleration of vesting of any unvested stock options, unvested shares of restricted stock or other equity incentives under the Plans or Award Agreements.

4. Unemployment. Company shall not contest any claim for unemployment benefits by you with the Massachusetts Division of Unemployment Assistance. Company, of course, shall not be required to falsify any information.

5. Cooperation. During the period for which you are receiving the Severance Benefit, you shall cooperate fully with Company in connection with any matter relating to your employment, including in the defense or prosecution of claims now in existence or which may be brought or threatened in the future against or on behalf of Company, including claims or actions against its affiliates and its and their officers and employees. Your cooperation in connection with such matters or events includes: (a) being available upon reasonable notice to meet with Company regarding matters in which you have been involved, including any contract matters or audits; (b) preparing for, attending and participating in any legal proceeding (including affidavits, depositions, consultation, discovery or trial); and (c) assisting with audits, inspections, proceedings or other inquiries. Should you be contacted by any person or entity adverse to Company (for example, by any party representing an individual or entity), you shall promptly notify Ellen Forest or Devin Smith at Company. You shall be reimbursed for any reasonable costs and expenses approved in advance by Company and incurred in connection with providing such cooperation under this section.

6. Covenants. You acknowledge and agree to the following:

(a) Return of Property. You have returned to Company and have not retained any Company files, documents or property, or any copies thereof in any form or media, including any cell phones, computer, keys and key cards.

(b) Covenants Agreement. You shall abide by your Employee Confidentiality, Non-Competition, Non-Solicitation and Intellectual Property Agreement, which is expressly incorporated by reference herein and shall remain in full force and effect, provided that as your separation is without Cause, your non-competition obligation in Section 2(c) of such agreement is waived and shall not apply, and you shall not be eligible for garden leave pay in support of such non-competition obligation related to same. Without limiting the applicability of such agreement (as modified) following the Separation Date, you shall not disclose any Company trade secrets or confidential and proprietary information, and shall abide by all common law and statutory obligations relating to protection and non-disclosure of Company’s trade secrets and confidential and proprietary information.

(c) Confidentiality. All information relating to the terms of this Agreement shall be held confidential by you and shall not be publicized or disclosed: (i) to any person, other than an immediate family member, legal counsel or financial advisor who agrees to be bound by these confidentiality obligations; (ii) to any business entity; or (iii) to any government agency, except as mandated or permitted by state or federal law; provided that nothing in this section shall restrict you from making any disclosures mandated by state or federal law, from providing information to a Government Agency (described below) if requested by the agency to do so, or from participating in an investigation with a Government Agency if requested by the agency to do so.

(d) Non-Disparagement. You shall not make any statements that are professionally or personally disparaging about Company or its officers, directors or managers, in any verbal or written form, or in any media or communication platform, including any statements that disparage any product, service, finances, capability or any other aspect of Company; provided that nothing in this section shall restrict you from making any disclosures mandated by state or federal law, from providing information to a Government Agency (described below) if requested by the agency to do so, or from participating in an investigation with a Government Agency if requested by the agency to do so.

(e) Material Breach. You acknowledge and agree that the provisions of this Section 6 are material provisions of this Agreement and represent important consideration for Company’s agreement to enter into this Agreement and to provide you with the Severance Benefit. Accordingly, you further acknowledge and agree that a breach of any of the provisions of this Section 6 shall constitute a material breach of this Agreement and, in addition to any other legal or equitable remedy available to Company, shall entitle Company to terminate the provision of Severance Benefits and to recover any Severance Benefits already provided to you hereunder.

7. Release of Claims.

(a) Release. You agree and acknowledge that by signing this Agreement, and for other good and valuable consideration provided for in this Agreement, you are waiving and releasing your right to assert any form of legal claim against Company (For the purposes of this section, the parties agree that the term “Company” shall include Yumanity Therapeutics, Inc. and its divisions, affiliates, parents and subsidiaries, and its and their respective officers, directors, shareholders, owners, employees, attorneys, agents and assigns.) whatsoever for any alleged action, inaction or circumstance existing or arising from the beginning of time through the date that you sign this Agreement. Your waiver and release herein is intended to bar any form of legal claim, charge, complaint or any other form of action (jointly referred to as “Claims”) against Company seeking any form of relief, including equitable relief, recovery of damages, or recovery of any other form of monetary recovery (including back pay, front pay, compensatory damages, emotional distress damages, punitive damages, attorney’s fees and any other costs) for any alleged action, inaction or circumstance existing through the date that you sign this Agreement. Without limiting the foregoing, you waive and release Company from any waivable claim arising from or related to your employment relationship with Company up through the date that you sign this Agreement, including: (i) Claims under any Massachusetts or any other state or federal statute, regulation or executive order (as amended) related to fair employment practices, discrimination, harassment, leaves of absence, wages, hours, or any other terms and conditions of employment, including the Age Discrimination in Employment Act, the Older Workers Benefit Protection Act, the Civil Rights Acts of 1866 and 1871, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of

1991, the Equal Pay Act, the Americans With Disabilities Act, the Genetic Information Non-Discrimination Act, the Lilly Ledbetter Fair Pay Act, the National Labor Relations Act, the Family and Medical Leave Act, the Families First Coronavirus Response Act, the Coronavirus Aid, Relief, and Economic Security Act, the Employee Retirement Income Security Act of 1974, COBRA, the Worker Adjustment and Retraining Notification Act, the Uniformed Services Employment and Reemployment Rights Act, the Massachusetts Fair Employment Practices Statute, the Massachusetts Equal Rights Act, Massachusetts Civil Rights Act, the Massachusetts Wage Act, the Massachusetts Minimum Fair Wages Act, the Massachusetts Equal Pay Act, and any similar Massachusetts or other state or federal statute; please note that this section specifically includes a waiver and release of Claims that you have or may have regarding payments or amounts covered by the Massachusetts Wage Act or the Massachusetts Minimum Fair Wages Act, including hourly wages, salary, overtime, minimum wages, commissions, vacation pay, holiday pay, sick leave pay, dismissal pay, bonus pay or severance pay; (ii) Claims under any Massachusetts or any other state or federal common law theory, including wrongful discharge, retaliation, breach of express or implied contract (including, but not limited to, Claims arising out of or related to your April 11, 2021 employment offer letter with Company), promissory estoppel, unjust enrichment, breach of a covenant of good faith and fair dealing, violation of public policy, defamation, interference with contractual or business relations, intentional or negligent infliction of emotional distress, invasion of privacy, misrepresentation, deceit, fraud or negligence or any claim to attorneys’ fees under any applicable statute or common law theory of recovery; and (iii) any other Claim arising under other state or federal statute or common law.

(b) Release Limitation. Notwithstanding the foregoing, this Section 7 does not: (i) release Company from any obligation expressly set forth in this Agreement; (ii) waive or release any legal claims which you may not waive or release by law, including, but not limited to, under workers’ compensation laws or unemployment benefits statutes; (iii) prohibit you from challenging the validity of this release under federal law, or from communicating, filing a charge with, or participating in an investigation or proceeding conducted by the Equal Employment Opportunity Commission or a state or local equivalent (including the Massachusetts Commission Against Discrimination), the National Labor Relations Board, the Occupational Safety and Health Administration, the Securities and Exchange Commission, or any other U.S. federal, state or local governmental agency or commission (each a “Government Agency”); or (iv) prohibit you from providing documents or information to a Government Agency. Your waiver and release, however, are intended to be a complete bar to any recovery or personal benefit by or to you with respect to any claim (except those which cannot be released under law), including those raised through a charge with a Government Agency. Accordingly, nothing in this Section 7 shall be deemed to limit Company’s right to seek immediate dismissal of such charge or complaint on the basis that your signing of this Agreement constitutes a full release of any individual rights under the federal discrimination laws, or to seek restitution to the extent permitted by law of the economic benefits provided to you under this Agreement in the event you successfully challenge the validity of this release and prevail in any claim under the federal discrimination laws.

8. ADEA/OWBPA Review and Revocation Period. You and Company acknowledge that you are over the age of 40 and that you, therefore, have specific rights under the Age Discrimination in Employment Act (“ADEA”) and the Older Workers Benefit Protection Act (the “OWBPA”), which prohibit discrimination on the basis of age. It is Company’s desire and intent to make certain that you fully understand the provisions and effects of this Agreement, which includes a release of claims under the ADEA and OWBPA. To that end, you have been encouraged and given the opportunity to consult with legal counsel for the purpose of reviewing the terms of this Agreement. Consistent with the provisions of the ADEA and OWBPA, Company also is providing you with twenty one (21) days in which to consider and accept the terms of this Agreement by signing below and returning it to Ellen

Forest, Chief Human Resources Officer, Yumanity Therapeutics, 40 Guest Street, Suite 4410, Boston, MA 02135, [•••]. You agree that any modifications, material or otherwise, made to this Agreement do not and shall not restart or affect in any manner whatsoever, the original twenty one (21) day review period. You may rescind your assent to this Agreement if, within seven (7) days after you sign this Agreement, you deliver by hand or send by mail (certified, return receipt and postmarked within such 7 day period) a notice of rescission to Ellen Forest at the above-referenced address.

9. Taxes. The Severance Benefit shall be reduced by all applicable federal, state, local and other deductions, taxes, and withholdings. Company does not guarantee the tax treatment or consequences associated with any payment or benefit under this Agreement, including under Section 409A of the Internal Revenue Code of 1986 (“Code Section 409A”).

10. Knowing and Voluntary Agreement. You and Company each acknowledge and agree that: (a) you and Company each have been afforded sufficient time to understand the terms of this Agreement; (b) your and Company’s agreements and obligations hereunder are made voluntarily, knowingly and without duress; and (c) the other party has not made representations inconsistent with this Agreement.

11. General. This Agreement, along with any agreement expressly incorporated by reference and stated as surviving herein (including your Employee Confidentiality, Non-Competition, Non-Solicitation and Intellectual Property Agreement, as modified herein) supersedes any and all prior or contemporaneous agreements between you and Company, and sets forth the entire agreement between you and Company. No modifications shall be deemed valid unless reduced to writing and signed by the parties hereto. The failure of Company to seek enforcement of any provision of this Agreement shall not be construed as a waiver of such provision or Company’s right to seek enforcement of such provision in the future. The provisions of this Agreement are severable, and if for any reason any part hereof shall be found to be unenforceable, the remaining provisions shall be enforced in full. This Agreement shall be deemed to have been made in the Massachusetts, shall take effect as an instrument under seal within Massachusetts, and shall be governed by and construed in accordance with the laws of Massachusetts, without giving effect to conflict of law principles. The parties agree that any action, claim or counterclaim relating to the terms of this Agreement shall be commenced in Massachusetts in a court of competent jurisdiction, and that venue for such actions shall lie exclusively in Massachusetts. Both parties hereby waive and renounce in advance any right to a trial by jury in connection with such legal action. This Agreement may be signed on one or more copies, each of which when signed shall be deemed to be an original, and all of which together shall constitute one and the same Agreement.

If the foregoing correctly sets forth our understanding, please sign, date and return the attached copy of this Agreement to Ellen Forest within twenty one (21) days.

Yumanity Therapeutics, Inc.

/s/ Ellen K. Forest

Ellen K. Forest

Chief Human Resources Officer

Dated: February 16, 2022

Confirmed and Agreed:

/s/ Ajay Verma

Ajay Verma, M.D., Ph.D.

Dated: February 9, 2022